CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               ADULT MERGERS, INC.
                            -------------------------


Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1.   Name of Corporation:      ADULT MERGERS, INC.

2. The Articles have been amended as follows (provide article numbers if available):

                                    ARTICLE I
                                    ---------

The name of this corporation is WINMARK ENTERPRISES INC.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is 100%.

4.   Signatures



/s/ Winston V. Barta
-------------------------------------------
Winston V. Barta , President & Secretary

November 15, 2002